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                                                                     Exhibit 5.2

                       [DORSEY & WHITNEY LLP LETTERHEAD]


March 5, 2004



Tone Brothers, Inc.
c/o Burns, Philp & Company Limited
Level 23
56, Pitt Street
Sydney NSW 2000
Australia


      Re: Tone Brothers, Inc., as guarantor of Burns Philp Capital Pty Limited US$400,000,000 9 3/4% Senior Subordinated Notes due 2012 SEC Registration Number 333-98141


Ladies and Gentlemen:

      We have acted as special Iowa counsel to Tone Brothers, Inc., an Iowa corporation (the "Company"), in connection with the issuance by Burns Philp Capital Pty Limited, an Australian corporation (the "Issuer"), of US$400,000,000 in aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2012 (the "Notes") and the guarantee of the Notes (the "Guaranty") by the Company pursuant to the Indenture (together with the Guaranty included therein, the "Indenture") dated June 21, 2002 among the Issuer, the guarantors named therein, including the Company, and The Bank of New York, as trustee.

      For the purpose of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture. In addition, we have obtained and relied upon such certificates and assurances from the Company and public officials as we have deemed necessary for purposes of expressing the opinions contained herein.

      Based upon the foregoing and such legal considerations as we have deemed necessary, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

      1. The Company (a) is duly incorporated and is an existing corporation in good standing under the laws of the State of Iowa and (b) has all requisite corporate power and authority to enter into and perform its obligations under the Indenture.
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March 5, 2004
Page 2


      2. The Indenture has been duly authorized by all necessary corporate action on behalf of the Company.

      3.    The Indenture has been duly executed and delivered by the Company.

      4. The execution and delivery by the Company of, and performance by the Company of its obligations under, the Indenture will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) any State of Iowa statute, rule or regulation or (b) the articles of incorporation or by-laws of the Company.

      Our opinions expressed above are limited to the laws of the State of Iowa. We express no opinion as to the enforceability of the Indenture or any other matter not specifically stated above.

      This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events or changes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (the "Registration Statement") filed with the U.S. Securities and Exchange Commission identified above, and to the reference therein to our name under the caption "Legal Matters."

      Dewey Ballantine LLP may rely on this opinion with respect to matters of Iowa law for purposes of its opinion filed as an exhibit to the Registration Statement, as if our opinion had been addressed to it.

                                                      Very truly yours,




                                                      DORSEY & WHITNEY LLP


                                                      /s/ Dorsey & Whitney LLP